February 7, 2007

Mr. Zak W. Elgamal
Director & CEO
ASAH Corporation
10039 Bissonnet #250,
Houston, Texas 77036 -7852

Re:     Letter of Intent for American Surgical Holdings, Inc.
Re: Proposed Public Offering Of Units

Dear Mr. Elgamal:

This letter of intent (the “Letter of Intent”) sets forth the basic terms and provisions that ASAH Corporation (the “Company”), on the one hand, and Dawson James Securities, Inc. (“the “Representative”), on the other hand, have discussed concerning the proposed public offering of the Company’s securities (the “Offering”) for which Offering the Representative shall serve as the lead underwriter.

In the course of such discussions, the Company has submitted and will continue submitting to us, among other things, recently audited and unaudited financial statements prepared in accordance with the Generally Accepted Accounting Principles (GAAP), consistently applied, and which, as the Company and its principals represented to us, fairly and accurately reflect the financial condition of the Company and certain additional information and projections relating to the Company’s proposed business activities as may be requested by us.

Based upon the foregoing discussions with and the representations made by the Company and its principals, the Company’s operations and financial condition, and upon our appraisal of the general conditions of the securities markets and subject to further due diligence, we hereby confirm our interest in either acting as the underwriter or as the Representatives of several underwriters to underwrite, on a firm commitment basis, the Offering in accordance with the basic terms and conditions set forth below herein below. The Representatives’ foregoing obligation to underwrite the Offering is subject to: (i) in the Representatives’ sole determination, satisfactory completion of its due diligence examination of the Company, its operations and financial condition; (ii) execution of a definitive underwriting agreement and related agreements thereto; (iii) mutual agreement by and between the Company and the Representatives on the valuation and pricing of the securities to be offered; (iv) market conditions on the effective date of the Offering, (v) approval of all matters relating to the Offering by our legal counsel, and (vi) the cooperation of the Company and its officers, directors, affiliates and counsel.

The following terms, as used in this Letter of Intent, shall have the meanings set forth below:

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Commission” shall mean the United States Securities and Exchange Commission.

“Common Stock” shall mean the common stock, par value $0.001 per shares, of the Company bearing that designation in its Certificate of Incorporation, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Effective Date” shall mean the date of the prospectus supplement for the public offering of securities contemplated hereby.

The “Public Offering Price” shall mean the price that when paid by an investor shall entitle such investor to receive the Securities Being Offered. It is anticipated that the Offering will result in gross proceeds of between three and seven million dollars ($3,000,000 to $7,000,000), and that the per unit Public Offering Price will be determined by mutual agreement of the Company and the Representatives.

“Registration Statement” shall mean the offering Statement declared effective and on file with the Commission relating to the public offering of the Company’s securities which are the subject of this Letter of Intent.

“Representative Warrants” shall mean those warrants to be sold by the Company to the Representatives and/or persons related to the Representatives for nominal consideration, each such warrant evidencing the right to purchase one (1) unit at an exercise price equal to one hundred twenty percent (120%) of the per unit price and which shall be exercisable for a period of five (5) years commencing on the first anniversary of the Effective Date.

“Securities Being Offered” shall mean units of securities to be determined

1. (a) Prior to the initiation of the Offering, the Company, a corporation organized under the laws of the State of Delaware, shall provide to the Representatives and its counsel evidence of (i) its good standing under laws of its state of organization, and (ii) its capitalization so that the Company shall be authorized to issue up to one hundred million (100,000,000) shares of Common Stock, and ten million (10,000,000) shares of preferred stock, par value $0.001 per share, of which capital stock there shall be no more than 18,000,000 shares of Common Stock issued and outstanding on the Effective Date. On the Effective Date, there will be no authorized, issued and/or outstanding securities of the Company except those securities disclosed to the Representative in writing, and there will be no commitments by the Company to issue any additional securities of the Company, except such commitments undertaken by the Company in the ordinary course of business (including, but not limited to stock option plans) and disclosed to the Representative in writing. No holders of any of the securities of the Company shall have any preemptive rights of any nature.

From the date of signing of this Letter of Intent through one hundred twenty (120) days from the date of the final prospectus, the Company shall not, without the prior written consent of the Representatives, issue, sell, offer to sell, grant any option for the sale of, to otherwise dispose of, directly or indirectly, any equity securities or other securities convertible into, exercisable for, or exchangeable for equity securities except with respect to the Offering other than the issuance of shares of the Common Stock upon exercise of stock options and warrants disclosed as outstanding and the grant of options under stock option plans. It is agreed that a bona fide Offering shall commence within three (3) business days of the Effective Date. Further, the Company shall not designate or issue any of its securities prior to or in connection with the proposed Offering or a business combination without the prior written consent of the Representatives, which consent shall be unreasonably withheld by such Representatives.

(b) We estimate that the Securities Being Offered will be offered to the public at the Public Offering Price to be determined at the time of the Offering by the Representatives subject to market and other applicable conditions.

2. Subject to and consistent with any applicable fiduciary duties and responsibilities, the Company will take any and all necessary and required corporate action and will undertake and effect any and all filings and submissions to authorize the issuance and sale of the Securities Being Offered.

3. The Company will take all reasonable steps necessary to ensure that the Registration Statement covers: (a) the Securities Being Offered in the Offering (including, at the Representatives’ discretion, an over-allotment equal to fifteen percent (15%) (or such lesser amount as may be specified by the National Association of Securities Dealers, Inc., (“NASD”) of the Securities Being Offered); (b) the securities included in and/or issuable upon exercise of the securities included in the Securities Being Offered; and (c) the Representative Warrants and number of Shares, Warrants and shares of the Common Stock underlying the Representative Warrants.

4.	There is no “Finder” involved in this transaction.

5. It is the intention of the Representatives, pursuant to an agreement to be executed by and between the Company and the Representatives (the “Underwriting Agreement”), to act as principal in purchasing the Securities Being Offered from the Company and to offer the Securities Being Offered in the Offering on a “firm commitment” basis. The Underwriters (as defined below) shall receive a gross discount equal to ten percent (10%) of the Public Offering Price on each unit of Securities Being Offered sold by or through the Representatives. The Representatives may, at their discretion, negotiate with other underwriters (the “Underwriters”) who are members in good standing with the NASD, and who, acting severally, would contract to act as an Underwriter in connection with the sale of the Securities Being Offered in the Offering. The Representatives shall also have the right to re-offer all or any part of the Securities Being Offered to broker-dealers who are members of the NASD (the “Selected Dealers”) and may allow a concession, to be determined by the Representatives, to such Selected Dealers in accordance with the NASD Conduct Rules.

Pending completion of the financing contemplated herein, the Company agrees that it will not negotiate with any other underwriter relating to a possible private or public offering or placement of its securities.

6. For the purpose of covering over-allotments, the Company shall grant to the Representatives an option to purchase a number of Securities Being Offered equal to up to an aggregate not to exceed 15 percent of the Securities Being Offered at the Public Offering Price, in whole or in part, from time to time, only during a period of forty-five (45) days from the Effective Date, at the price equal to the Public Offering Price less underwriting discount and non-accountable expense allowance, if any. However, in no event shall the amount of securities sold exceed the amount registered under the Registration Statement.

7. The Representatives shall be entitled to an expense allowance equal to three percent (3%) of the gross proceeds of the Offering. Said expense allowance is intended to cover the internal expenses of the Representatives incurred by them in connection with the Offering contemplated by this Letter of Intent. The Representatives shall not be required to make an accounting to the Company with respect to said expenses. Such expense allowance shall not include any costs and expenses set forth in Section 11 hereof.

8. At the closing of the Offering, the Company shall sell to the Representatives and/or their designees (the “Holders”), the Representative Warrants. The Representative Warrants shall be for that number of Units equal to ten percent (10%) of the total number of Units sold to the public in the Offering. The Representative Warrants cannot be transferred, sold, assigned or hypothecated by the Holders during the first twelve (12) months following the Effective Date, except (1) to officers, directors employees and/or partners of the Representatives and Selected Dealers; (2) by will; or (3) by operation of law, and may be exercised in whole or in part at any time, and from time to time, during the five (5) year period following the Effective Date at one hundred twenty percent (120%) of the price at which the Units are sold to the public in the Offering. Such Representative Warrants shall contain customary anti-dilution, exercise terms and provisions satisfactory to the Representatives and consistent with the NASD Rules.

9. From the date hereof until such time as the Representative Warrants are outstanding, the Company shall promptly take such action as may be necessary so that the Registration Statement and any amendment thereto and the prospectus and any amendment or supplement thereto (and each report or other document incorporated by reference therein in each case) remains effective and complies in all material respects with the Securities Act and the Exchange Act and the respective rules and regulations thereunder, (ii) the Registration Statement and any amendment thereto does not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (iii) each of the prospectus and any amendment or supplement to the prospectus does not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

10. During such time as the Representative Warrants are outstanding, the Company will agree not to merge, consolidate, reorganize, or take any other action that would have the effect of terminating the Representatives Warrants without first making adequate provisions for the Representatives Warrants. Other terms regarding the rights of the holders of the Representatives Warrants will be included in an agreement to be entered into by and between the Company and the Representatives.

11. The Company will pay $50,000.00 to the Representative for its due diligence of the Company. Said deposit is non refundable.

12. (a) If the Offering is successfully completed, the Company will bear all other expenses directly and necessarily incurred in connection with the Offering minus the $50,000 deposit paid upon executing this LOI, including, but not limited to, the following items:

(i)
Cost of preparing, printing and filing with the Commission and the NASD the Registration Statement and amendments and supplements thereto, and post-effective amendments, and payment of all necessary fees and the printing of a sufficient quantity of preliminary and final prospectuses as the Representatives may reasonably request;

(ii)	Cost of preparing, printing and delivering exhibits thereto, in such quantities as the Representatives may reasonably request;

(iii)	Cost of preparing and delivering all certificates including those representing the Units, Common Stock and Warrants;

(iv)	Fees of counsel and accountants for the Company;

(v)
The cost of preparing and delivering to the Representatives and its counsel, bound volumes containing copies of all documents and appropriate correspondence filed with or received from the Commission and the NASD and all closing documents;

(vi)	The fees and disbursements of the transfer agent for the Company’s securities;

(vii)
The legal fees and expenses of preparing the Underwriting Agreement, Agreement among Underwriters, Selling Agreement, Underwriters’ Questionnaire and Power of Attorney and any other agreements reasonably related to the effective discharge of the Representatives’ obligations under this Letter of Intent;

(viii)	Fees and expenses of counsel in connection with NASD compensation review;

(ix)	All reasonable travel and lodging expenses incurred by the Representatives and/or its counsel in connection with visits to, and examinations of, the Company’s premises;

(x)	The reasonable cost for due diligence meetings and/or roadshows, including the cost of informational meetings at the offices of the Representatives;

(xi)	The background and credit searches of its directors, officers and affiliates;

(xii)	The Company will prepare at its expense a videotape of approximately five minutes duration or a “power point” presentation of the Company and its business; and

(xiii)
The cost of “tombstone” advertisements, which shall announce the completion of the offering to the financial community, of at least 5 x 5 inches in publications to be designated by the Representatives at a total cost not to exceed $10,000.

(b)  At the closing of the Offering, the Company will reimburse the Representatives the fees and expenses in full set forth in subparagraphs (a)(vii)-(xi) of Section 11 hereof.

13. The Company’s auditors will be independent certified public accountants as that term is defined under the Securities Act and the rules and regulations promulgated thereunder and will comply with provisions of the Sarbanes-Oxley Act of 2002 and rules and regulations promulgated thereunder, and at the Effective Date and at each closing date will give a cold comfort letter acceptable to the Representatives and their legal counsel.

14. As of the Effective Date of the Offering, the Company agrees that the Company’s securities shall be registered pursuant to Section 12 of the Exchange Act, and the Company agrees to maintain such registration.

15. The Offering is contingent upon the Company’s listing of either the preferred stock or the common stock on either The OTCBB, The Nasdaq Stock Market, Inc. (“Nasdaq”) to quote the Common Stock thereon or the American Stock Exchange.

16. All information included in the Registration Statement, in addition to audited and unaudited financial statements prepared in accordance with GAAP, consistently applied, such other information concerning the Company’s business, properties, prospects, capitalization, principal shareholders, management and history as may be required under the federal and state securities and other applicable laws, was true, accurate and correct in all material respects on the date the Registration Statement was declared effective by the Commission.

17. The Company represents to the Representatives that neither the Company nor its management knows of any facts which would materially and adversely affect the Company’s projections or the financial condition of the Company as a whole, or which would materially and adversely affect its earnings or prospects, which have not been fully disclosed to the Representatives, are not contained in the Company’s financial statements or in the Registration Statement. Until the Effective Date or until the termination of this Letter of Intent, whichever first occurs, the Company will notify the Representatives promptly of the occurrence of any event which might material affect the public offering or the status of the Company.

18. The Offering will be subject to compliance with the Securities Act and other applicable federal and state securities laws. All relevant terms, conditions and circumstances relating to the proposed offering will be reasonably satisfactory to the Representatives and its counsel. The feasibility of the Offering will depend upon the results of the Representatives’ due diligence and additional investigation of the Company, information about the Company that the Representatives may receive, including, but not limited to, due diligence reports concerning the Company’s operations, management, and business plan, and the continuation of the operation of the Company, without material adverse change.

19. In the event that the Securities Being Offered are sold by the Representatives, the Company agrees that it will, for a period of two (2) years from the Closing Date of said Offering:

(i)	Furnish to the Representatives an annual report and annual financial statements; and,

(ii)	Furnish the Representatives with copies of all filings with the Commission, excluding filings made on the Commission’s EDGAR system. .

20. All officers, directors, consultants and principal stockholders (owners of five percent (5%) or more of the Company’s securities) that own any of the Company’s securities (including warrants, options and Common Stock of the Company) as of the Effective Date shall agree in writing, in a form satisfactory to the Representatives and their counsel, not to sell, transfer or otherwise dispose of any of such securities (or underlying securities) of the Company for a period of ninety (90) days from the Effective Date or any longer period required by the NASD, Nasdaq or any State (each a “Lock-up Letter”), without the express written consent of the Representatives.

21. Except for routine customary advertising of the Company’s products and services and as required by any applicable law or the directive of any relevant regulatory authority in any relevant jurisdiction or Nasdaq continued listing requirements, no news releases or other publicity about the Company will be permitted without approval by legal counsel of the Representatives and the Company prior to the Effective Date.

22. Pending completion of the Offering contemplated herein, the Company agrees that it will not negotiate with any other broker-dealer or other person relating to a possible private and/or public offering of its securities without the written consent of the Representatives, provided that the Representatives remain in good standing with the NASD.

In the event the Company enters into a Letter of Intent or effectuates a private and/or a public offering of its securities with another broker-dealer or any other person without the written permission of the Representatives, after the execution of this Letter of Intent and prior to May 31, 2007, the Company, in compliance with the NASD Conduct Rules, shall be liable to the Representatives for the out-of-pocket accountable expenses of the Representatives due and payable immediately upon such engagement with another broker-dealer. In addition, the Company agrees that if the Company is sold, merged or otherwise disposed of or enters into a business combination or similar transaction in a manner not contemplated by this Letter of Intent after execution of this Letter of Intent and prior to December 31, 2007, as the result of which the Company is not the surviving entity or cannot complete the Offering, the Company shall pay the out-of-pocket accountable expenses of the Representatives due and payable immediately upon such corporate event or transaction.

23. Governing Law.  This Agreement shall be governed by and construed and enforced in accor-dance with the laws of the State of Florida, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction.  The Company hereby agrees that any action, proceeding or claim against it arising out of, or relating in any way to this Agreement shall be brought and enforced in the courts of the State of Florida or the United States of America for the Southern District of Florida, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclu-sive.  The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.  Any such process or summons to be served upon the Company may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 10 hereof.  Such mailing shall be deemed personal service and shall be legal and binding upon the Company in any action, proceeding or claim.  The Company agrees that the pre-vailing party(ies) in any such action shall be entitled to recover from the other party(ies) all of its reasonable attor-neys’ fees and expenses relating to such action or proceeding and/or incurred in connection with the preparation therefor.

24. The within Letter of Intent may be signed in counterparts, but all such counterparts shall be considered as a single document.

25. Except for the Company’s obligations to the Representatives as expressly set forth in this Letter of Intent, which obligations are intended to be and are binding obligations, this Letter of Intent is entered into as a letter of intent only, which evidences a brief outline and mutual intention at this time to effect the proposed transactions described herein as contemplated, but does not constitute a binding obligation to do so. Any further legal obligations between the parties thereto shall be undertaken only in an Underwriting Agreement, and related documents.

26. Pending completion of the Offering contemplated herein, the Company agrees that it will not negotiate with any other broker-dealer or other person relating to a possible private and/or public offering of its securities without the written consent of the Representatives, provided that the Representatives remain in good standing with the NASD.

In the event the Company enters into a Letter of Intent or effectuates a private and/or a public offering of its securities with another broker-dealer or any other person without the written permission of the Representatives, after the execution of this Letter of Intent and prior to one (1) year after the date of this Letter of Intent, the Company shall be liable to the Representatives for the accountable expenses of the Representatives and $125,000 due and payable immediately upon such engagement with another broker-dealer. In addition, the Company agrees that if the Company is sold, merged or otherwise disposed of or enters into a business combination or similar transaction in a manner not contemplated by this Letter of Intent after execution of this Letter of Intent and prior to one (1) year after the date of this Letter of intent, as the result of which the Company is not the surviving entity or cannot complete the Offering, the Company shall pay the accountable expenses of the Representatives and $125,000 due and payable immediately upon such corporate event or transaction.

27. This Letter of Intent shall remain in full force and effect until May 31, 2007 subject to: (i) earlier execution of an Underwriting Agreement and related documents and (ii) extension of the term hereof by agreement of the parties hereto in writing.

If you are in accord with the terms of this Letter of Intent, please sign where indicated below and return a signed copy to the undersigned.

Very truly yours,

Dawson James Securities, Inc.

                                       /s/ David H. Weinstein_____________
David H. Weinstein
Managing Director, Investment Banking

The terms of this Letter of Intent have been accepted and agreed to as of the date first above written.

ACCEPTED AND AGREED TO this 7th day of February, 2007.

American Surgical Holdings, Inc.

By:_/s/ Zak W. Elgamal________
Name: Zak W. Elgamal
Title: Director, CEO